Exhibit 107

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

TURNSTONE BIOLOGICS CORP.

(Name of Subject Company – Issuer)

XOMA ROYALTY CORPORATION

(Names of Filing Person — Offeror)

Table 1: Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**

Fees to Be Paid	$8,469,908.32	0.00015310	$1,296.74

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$8,469,908.32

Total Fees Due for Filing			$1,296.74

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$1,296.74

*

The transaction valuation is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was estimated by multiplying (A) the sum of (1) 23,140,691 shares of common stock, par value $0.001 per share (the “Shares”) of Turnstone Biologics Corp., a Delaware corporation (“Turnstone”), issued and outstanding; and (2) 1,135 Shares subject to outstanding restricted stock units; and (B) $0.366, the average of the high and low sales prices per Share on July 9, 2025, as reported by the Nasdaq Stock Market LLC. All Share amounts are based on information provided by Turnstone as of July 10, 2025.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued on August 20, 2024, by multiplying the transaction valuation by 0.00015310.